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                                                                    EXHIBIT 99.1





                           STOCK PURCHASE AGREEMENT



                       AVALON COMMUNITY SERVICES, INC.
                                THE "COMPANY"

                                     AND

                           RSTW PARTNERS III, L.P.
                               THE "PURCHASER"





                              SEPTEMBER 16, 1998





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                              TABLE OF CONTENTS

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                                                                                                     Page


Article I        Definitions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Article II       The Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                 2.01     The Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.02     Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.03     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.04     Stock Register  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.05     Transfer and Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.06     Lost, Stolen, Mutilated, or
                              Destroyed Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.07     Adjustments to Number of Shares Purchasable . . . . . . . . . . . . . . . . . 9

Article III      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                 3.01     Representations and Warranties of the
                              Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.02     Representations and Warranties of the
                              Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Article IV       Covenants      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                 4.01     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.02     Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.03     Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.04     Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.05     Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.06     Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 4.07     Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.08     Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.09     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.10     Maintenance of Exchange Quotation . . . . . . . . . . . . . . . . . . . . .  20
                 4.11     Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.12     Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Article V        Conditions     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                 5.01     Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.02     Note Agreement Conditions . . . . . . . . . . . . . . . . . . . . . . . . .  21
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
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
                 5.03     Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.04     Shareholder Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.05     Representations and Agreements  . . . . . . . . . . . . . . . . . . . . . .  21
                 5.06     Proceedings; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.07     Closing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Article VI       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                 6.01     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.02     Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.03     Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.04     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.05     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.06     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 6.07     Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.08     Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.09     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.10     Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.11     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.12     Other Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.13     Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 6.14     Duties Among Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ANNEX A          Form of Shareholder Agreement

SCHEDULE I           Capitalization

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                          STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (the "Agreement") dated as of September 16, 1998, is by and between AVALON COMMUNITY SERVICES, INC., a Nevada corporation doing business as Avalon Correctional Services, Inc. (the "Company"), and RSTW PARTNERS III, L.P., a Delaware limited partnership ("Purchaser").

                            W I T N E S S E T H:

         WHEREAS, the Company, Southern Corrections Systems, Inc., an Oklahoma corporation ("SCS"), and Purchaser have entered into a Note Purchase Agreement (the "Note Agreement") dated of even date with this Agreement;

         WHEREAS, the Company, certain shareholders of the Company and Purchaser have entered into a Shareholder Agreement (the "Shareholder Agreement") dated of even date with this Agreement; and

         WHEREAS, Purchaser is willing to enter into and consummate the transactions contemplated by the Note Agreement only if, among other things, the Company and certain shareholders of the Company enter into, and perform under, this Agreement and the Shareholder Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and the Company, intending to be legally bound, agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

         As used in this Agreement, the following terms have the meanings indicated:

         Additional RSTW Shares.  This term is defined in Section 2.07(b).

         Adjustment Fair Market Value. With respect to the issuance of any Capital Stock by the Company, and as of any date of determination, the lesser of (a) the Fair Market Value or (b) the purchase price in cash that a Person not an Affiliate of the Company offers to the Company for such Capital Stock (provided that the Company has received an opinion from an independent investment banker acceptable to the Holders that such purchase price is fair and reasonable under the circumstances).

         Affiliate. With respect to any Person, (a) a Person that, directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with,

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         such Person; (b) any Person of which such Person or such Person's spouse is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee, and (c) any Person that is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee of such Person. The term "control" as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

         Agreement.  This term is defined in the preamble.

         Appraised Value. The value determined in accordance with the following procedures. For a period of thirty (30) days after the date of a Valuation Event (the "Negotiation Period"), each party to this Agreement agrees to negotiate in good faith to reach agreement upon the Appraised Value of the securities or property at issue, as of the date of the Valuation Event, which will be the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity, or restrictions on transfer. In the event that the parties are unable to agree upon the Appraised Value of such securities or other property by the end of the Negotiation Period, then the Appraised Value of such securities or property will be determined for purposes of this Agreement by a recognized appraisal or investment banking firm mutually agreeable to the Holders and the Company (the "Appraiser"). If the Holders and the Company cannot agree on an Appraiser within fifteen (15) days after the end of the Negotiation Period, the Company, on the one hand, and the Holders, on the other hand, shall each select an Appraiser within twenty-one (21) days after the end of the Negotiation Period and those two Appraisers shall select within twenty-five (25) days after the end of the Negotiation Period an independent Appraiser to determine the fair market value of such securities or property, without premium for control or discount for minority interests. Such independent Appraiser shall be directed to determine fair market value of such securities or property as soon as practicable, but in no event later than thirty (30) days from the date of its selection. The determination by an Appraiser of the fair market value will be conclusive and binding on all parties to this Agreement. Appraised Value of each share of Common Stock at a time when (i) the Company is not a reporting company under the Exchange Act and (ii) the Common Stock is not traded in the organized securities markets, will, in all cases, be calculated by determining the Appraised Value of the entire Company taken as a whole and dividing that value by the sum of (x) the number of shares of Common Stock then outstanding plus (y) the number of shares of Common Stock Equivalents, without premium for control or discount for minority interests, illiquidity, or restrictions on transfer. The costs of the Appraiser will be borne by the Company.
         In no event will the Appraised Value of the Common Stock or Other Securities be less than the per share consideration received or receivable with respect to the Common Stock or securities or property of the same class as the Other Securities, as the case may be, in connection with a pending transaction involving a sale, merger, recapitalization, reorganization, consolidation, or share exchange, dissolution of the Company, sale or transfer of all or a majority of its assets or revenue or income generating capacity, or similar transaction.

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         The prevailing market prices for any security or property will not be dispositive of the Appraised Value thereof.

         Appraiser.  This term is defined in the definition of Appraised Value.

         Average Market Value. The average of the Closing Price for the security in question for the thirty (30) trading days immediately preceding the date of determination.

         Buyer. This term is defined in Section 5.02(a)(ii) of the Shareholder Agreement.

         Capital Stock. As to any Person, its common stock and any other capital stock of such Person authorized from time to time, and any other shares, options, interests, participations, or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

         Change of Control. This term is defined in Section 11.1 of the Note Agreement.

         Closing Date.  September 16, 1998.

         Closing Price.

                 (a) If the primary market for the security in question is a national securities exchange registered under the Exchange Act or other market or quotation system in which last sale transactions are reported on a contemporaneous basis, the last reported sales price, regular way, of such security for such day, or, if there has not been a sale on such trading day, the highest closing or last bid quotation therefor on such trading day (excluding, in any case, any price that is not the result of bona fide arm's length trading); or

                 (b) If the primary market for such security is not an exchange or quotation system in which last sale transactions are contemporaneously reported, the highest closing or last bona fide bid quotation by disinterested Persons in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers or such other generally accepted source of publicly reported bid quotations as the Holders designate.

         Common Stock. The common stock, par value $.001 per share, of the Company.

         Common Stock Equivalent. Any option, warrant, right, or similar security exercisable into, exchangeable for, or convertible into Common Stock.

         Commission. The Securities and Exchange Commission and any successor federal agency having similar powers.

         Company. Avalon Community Services, Inc., a Nevada corporation doing business as Avalon Correctional Services, Inc., and any successor or assign, and, unless the context requires otherwise, the term Company includes any Subsidiary.

         Convertible Note Agreement. The Debenture Purchase Agreement dated as of August 26, 1997 by and between Company and the purchasers listed on Schedule A thereto, as in effect on the Closing Date.

         Convertible Notes. The Company's 7.5% Convertible Debentures due August 26, 2007 and September 12, 2007, respectively, in the aggregate principal amount of $4,150,000, issued pursuant to the Convertible Note Agreement.

         Co-Sell Shares. This term is defined in Section 5.02(c) of the Shareholder Agreement.

         Co-Sellers. This term is defined in Section 5.02(c) of the Shareholder Agreement.

         Dilution Fee. This term is defined in Article III of the Shareholder Agreement.

         Election Notice. This term is defined in Section 5.02(b) of the Shareholder Agreement.

         Employment Agreement. This term is defined in Section 11.1 of the Note Agreement.

         Exchange Act. The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         Exchange Common Stock. This term is defined in Section 6.12 of the Shareholder Agreement.

         Exchange Company. This term is defined in Section 6.12 of the Shareholder Agreement.

         Exchange Notice. This term is defined in Section 6.12 of the Shareholder Agreement.

         Fair Market Value.

                 (a) As to securities regularly traded in the organized securities markets, the Average Market Value; and

                 (b) as to all securities not regularly traded in the securities markets and other property, the fair market value of such securities or property as determined in good faith by the Board of Directors of the Company at the time it authorizes the transaction (a "Valuation Event") requiring a determination of Fair Market Value under this Agreement;

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         provided, however, that, at the election of the Holders, the Fair
         Market Value of such securities and other property will be the Appraised Value.

         GAAP. The generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question, provided, that the Company may not change the use or application of any accounting method, practice or principle without the prior written consent of Purchaser, which consent may require that an adjustment be made to any and all the financial covenants and the capital expenditure covenant set forth herein. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         Holders. Purchaser and all Persons holding Registrable Securities, except that neither the Company nor any Shareholder nor any Affiliate of the Company or the Shareholder will at any time be a Holder.
         Unless otherwise provided in this Agreement, in each instance that the Holders are required to request or consent in concert to an action, the Holders will be deemed to have requested or consented to such action if the Holders of a majority-in-interest of the Registrable Securities so request or consent.

         Indebtedness. For any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (f) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (b), (c), (d) or (e).

         Indemnified Party.  This term is defined in Section 6.01 hereof and in
         Section 10.01 of the Shareholder Agreement.

         Initial Holders. Purchaser and any Affiliate of Purchaser to which any of the Shares or any part of or interest in the Shares is transferred or assigned.

         Intellectual Property.  This term is defined in Section 3.01(g).

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         Lien.  Any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

         Negotiation Period. This term is defined in the definition of Appraised Value.

         New Securities. Any Capital Stock other than (a) the Shares, (b) the Permitted Stock, (c) Capital Stock issued by the Company to any Person to pay all or part of the purchase price of any Permitted Acquisition, and (d) Capital Stock issued in a Qualified Secondary Public Offering.

         Note. All or any portion of any of the Senior Subordinated Note (as defined in the Note Agreement) and any and all documents evidencing the indebtedness under the Note and any refinancing, refunding, or replacement of the Note.

         Note Agreement. This term is defined in the preamble and includes the Note Purchase Agreement of even date with this Agreement between the Company and Purchaser and all documents evidencing indebtedness thereunder or otherwise related to the Note Agreement as the same may be amended from time to time, and any refinancing, refunding, or replacements of the indebtedness under the Note Agreement.

         Notice of Sale. This term is defined in Section 5.02(a) of the Shareholder Agreement.

         Other Securities. Any stock, other securities, property, or rights that the Holders become entitled to receive as a result of owning the Shares.

         Permitted Acquisition. This term is defined in Section 11.1 of the Note Agreement.

         Permitted Stock. The Common Stock and/or options or warrants to acquire Common Stock set forth on Schedule I attached hereto, issued or reserved for issuance to the Persons set forth on Schedule I.

         Person. This term will be interpreted broadly to include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, entity, party, or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department of any of the foregoing).

         Purchaser.  This term is defined in the preamble.

         Put Option. This term is defined in Section 4.01 of the Shareholder Agreement.

         Put Option Closing. This term is defined in Section 4.05 of the Shareholder Agreement.

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

         Put Option Period. This term is defined in Section 4.01 of the Shareholder Agreement.

         Put Price. This term is defined in Section 4.02 of the Shareholder Agreement.

         Put Shares. The Shares plus any other shares of Capital Stock issued to any Holder from time to time pursuant to Section 2.07 as a result of owning the Shares.

         Qualified Secondary Public Offering. A firm commitment underwritten public offering of Common Stock to the general public pursuant to one or more registration statements declared effective by the Commission which results in gross cash proceeds of at least $25,000,000.

         "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         Registrable Securities.  (a) The Shares and (b) the Other Securities.

         Related Party. An entity wholly owned by a Selling Shareholder or one or more Related Parties.

         RSTW.  RSTW Partners III, L.P., a Delaware limited partnership.

         Selling Shareholder. This term is defined in Section 5.02 of the Shareholder Agreement.

         Securities Act. The Securities Act of 1933, as amended, and the rules and regulations thereunder.

         Senior Lender. This term is defined in Section 11.1 of the Note Agreement.

         Senior Loan Agreement. This term is defined in Section 11.1 of the Note Agreement.

         Senior Loan Documents. This term is defined in Section 11.1 of the Note Agreement.

         Shareholder and Shareholders. This term is defined in the preamble of the Shareholder Agreement.

         Shareholder Agreement. This term is defined in the preamble and includes the Shareholder Agreement dated as of the Closing Date between the Company, certain shareholders of the Company and Purchaser in substantially the form attached to this Agreement as Annex A and incorporated in this Agreement by reference.

         Shares.  The 1,622,448 shares of Common Stock referred to in Section
         2.01 issued to Initial Holders on the Closing Date, and all securities issued upon the subdivision, combination or reclassification, or in respect of, or in substitution for, such shares of Common Stock.

         Subsidiary. Each Person of which or in which the Company or its other Subsidiaries own directly or indirectly fifty-one percent (51%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person; (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture, or similar entity; or (iii) the beneficial interest of such Person, if it is a trust, association, or other unincorporated organization.

         Valuation Event. This term is defined in the definition of Fair Market Value.


                                 ARTICLE II
                                 THE SHARES

         2.01 The Shares. On the Closing Date, Purchaser agrees to purchase from the Company for the purchase price set forth beneath the name of Purchaser on the signature page of this Agreement, and the Company agrees to issue to Purchaser, the Shares, all in accordance with the terms and conditions of this Agreement.

         2.02 Legend. The Company will deliver to Purchaser on the Closing Date one or more certificates representing the Shares purchased by Purchaser in such denominations as Purchaser requests. Such certificates will be issued in Purchaser's name or in the name or names of its designee or designees, as the case may be. It is understood and agreed that the certificates evidencing the Shares will bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR FOR SALE. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS."

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF A STOCK PURCHASE AGREEMENT AND A SHAREHOLDER AGREEMENT, EACH DATED AS OF SEPTEMBER 16, 1998, BETWEEN AVALON COMMUNITY SERVICES, INC. (THE "COMPANY") AND RSTW PARTNERS III, L.P., AMONG OTHERS (AS SUCH AGREEMENTS MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENTS"). COPIES OF THE AGREEMENTS ARE AVAILABLE AT THE EXECUTIVE OFFICES OF THE COMPANY."

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         2.03    Taxes.  The issuance of the Shares and any Other Securities will be made without charge to any Holder for any tax, other than income taxes assessed on such Holder, in respect of such issuance.

         2.04 Stock Register. The Company will, at all times while any of the Shares remain outstanding, keep and maintain at its principal office or other location a register in which the registration, transfer, and exchange of the Shares will be provided for. The Company will not at any time, except upon the dissolution, liquidation, or winding up of the Company, close such register so as to result in preventing or delaying the transfer of any Shares.

         2.05 Transfer and Exchange. The Shares and all options and rights under the Shares are transferable, as to all or any part of the Shares, by the Holders of the Shares, in person or by duly authorized attorney, on the books of the Company upon surrender of the certificates representing the Shares at the principal offices of the Company, together with the form of transfer authorization attached to the certificates representing the Shares duly executed. Absent any such transfer and subject to the Shareholder Agreement, the Company may deem and treat the registered Holders of the Shares at any time as the absolute owners of the Shares for all purposes and will not be affected by any notice to the contrary. If any of the Shares are transferred in part, the Company will, at the time of surrender of the certificate representing such Shares, issue to the transferee a certificate representing the Shares transferred and to the transferor a certificate representing the Shares not transferred.

         2.06 Lost, Stolen, Mutilated, or Destroyed Certificates. If any certificate representing the Shares is lost, stolen, mutilated, or destroyed, the Company will issue a new certificate of like denomination, tenor, and date as the certificate so lost, stolen, mutilated, or destroyed. Any such new certificate will constitute a binding obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed certificate is at any time enforceable by any Person.

         2.07    Adjustments to Number of Shares.

                 (a) The number of shares of Common Stock constituting Shares shall be adjusted, to the extent necessary, to give effect (without duplication) to the following events:

                          (i) In case at any time or from time to time, the holders of any class of Common Stock or Common Stock Equivalent have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) have become entitled to receive, without payment therefor:

                                  (A)      consideration (other than cash) by
                          way of dividend or distribution; or

                                  (B)      consideration (including cash) by
                          way of spin-off, split-up, reclassification
                          (including any reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), recapitalization, combination of shares into a smaller number of shares, or similar corporate restructuring;

                 other than additional shares of Common Stock issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in Sections 2.07(a)(ii) and (iii)), then, and in each such case, the Holders will be entitled to receive for each Share, as of the record date fixed for such distribution, the greatest per share amount of consideration received by any holder of any class of Common Stock or Common Stock Equivalent or to which such holder is entitled less the amount of any Dilution Fee actually and irrevocably paid to such Holders. All such consideration receivable with respect to such a distribution will be deemed to be outstanding and owned by the Holders for purposes of determining the amount of consideration to which the Holders are entitled with respect to any subsequent distribution.

                          (ii) If at any time there occurs any stock split, stock dividend or distribution (including, without limitation, any distribution of Common Stock to the holders of the Convertible Notes in lieu of cash interest payments thereon), reverse stock split, or other subdivision of the Common Stock, then the number of Shares will be proportionately adjusted.

                          (iii) In case of any reclassification or change of outstanding shares of any class of Common Stock or Common Stock Equivalent (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the case of any consolidation of the Company with, or merger or share exchange of the Company with or into, another Person, or in case of any sale of all or a majority of the property, assets, business, income or revenue generating capacity, or goodwill of the Company, the Company, or such successor or other Person, as the case may be, will provide that the Holders of the Shares will thereafter be entitled to receive the highest per share kind and amount of consideration received or receivable (including cash) upon such reclassification, change, consolidation, merger, share exchange, or sale by any holder of any class of Common Stock or Common Stock Equivalent that the Shares entitle the Holders to receive immediately prior to such reclassification, change, consolidation, merger, share exchange, or sale (as adjusted pursuant to Section 2.07(a)(i) and otherwise in this Agreement). Any such successor Person, which thereafter will be deemed to be the Company for purposes of the Shares, will provide for adjustments that are as nearly equivalent as may be possible to the adjustments provided for by this Section 2.07.

                          (iv) If at any time the Company issues or sells any shares of any Common Stock or any Common Stock Equivalent, other than Permitted Stock, at a per unit or share consideration (which consideration will include the price paid upon issuance plus the minimum amount of any exercise, conversion, or similar payment made upon exercise or conversion of any Common Stock Equivalent) less than the Adjustment Fair Market Value (which determination shall exclude any underwriter commissions or discounts payable in respect of any such issuance) per share of Common Stock immediately prior to the time such Common Stock or Common Stock Equivalent is issued or sold (the "Additional Securities"), then the number of shares of Common Stock issued to all Holders will equal the aggregate number of Common Stock set forth beneath the name of each Purchaser on the signature pages of this Agreement, as adjusted upwards by taking the product of the Adjustment Fair Market Value of the Shares multiplied by a fraction, the numerator of which is the total Adjustment Fair Market Value of the Shares (i.e., the number of shares of Common Stock held by such Holder multiplied by the Adjustment Fair Market Value per share) plus the total consideration paid to Company for the Additional Securities (i.e., the number of Additional Securities multiplied by the price per share paid to the Company), and the denominator of which is the total number of shares of Common Stock outstanding after the issuance of the Additional Securities (for purposes of this Section 2.07(iv), the date as of which the Adjustment Fair Market Value per share of Common Stock will be computed will be the earlier of the date upon which the Company (aa) enters into a firm contract for the issuance of such shares, or (bb) issues such shares); and

                          (v) In case any event occurs as to which the preceding Sections 2.07(a)(i) through (iv) are not strictly applicable, but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by the Shares in accordance with the essential intent and principles of this Agreement, then, in each such case, the Holders may appoint an independent investment bank or firm of independent public accountants, which will give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Agreement, necessary to preserve the purchase rights represented by the Shares. Upon receipt of such opinion, the Company will promptly deliver a copy of such opinion to the Holders and will make the adjustments described in such opinion. The fees and expenses of such investment bank or independent public accountants will be borne by the Company.

                 (b) At any time and from time to time that the Company issues any shares of Common Stock to any holder of Permitted Stock upon the exercise of any options or warrants constituting Permitted Stock, the Company shall issue the Holders additional shares of Common Stock of the Company (hereinafter "Additional RSTW Shares") in an amount equal to 25% of the Common Stock of the Company so issued to such holder of Permitted Stock (on a fully diluted basis), but only to the extent the shares of Common Stock of the Company so issued to such holder were not included in the fully diluted share calculation on the Closing Date (for purposes of determining the number of Shares issued to RSTW on the Closing Date). Each Additional RSTW Share shall be issued by the Company to the Holders for a purchase price of $.001 per share.

                 (c) The Company will not by any action, including, without limitation, amending, or permitting the amendment of, the charter documents, bylaws, or similar instruments of the Company or through any reorganization, reclassification, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities, or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Shares, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holders against impairment or dilution. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock and Other Securities, free and clear of all liens, encumbrances, equities, and claims and (ii) use its best efforts to obtain all such authorizations, exemptions, or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under the Shares. Without limiting the generality of the foregoing, the Company represents and warrants that the board of directors of the Company has determined the purchase price for the Shares to be adequate and the issuance of the Shares to be in the best interests of the Company.

                 (d) Any calculation under this Section 2.07 will be made without rounding, using fractions expressed with a numerator and a denominator. The number of Shares resulting from such calculations will be expressed as such a fraction and the Company and any successor will issue such fractional shares with respect to such shares and will not issue scrip, cash, or property in lieu of fractional shares.

                 (e) Except for preferred stock issued by the Company for Fair Market Value to any Person to pay all or part of the purchase price of any Permitted Acquisition, the Company will not issue any Capital Stock other than Common Stock and Common Stock Equivalents, and will not permit any Subsidiary to issue any Capital Stock (other than the shares of Capital Stock owned, directly or indirectly, by the Company on the Closing Date).


                                 ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.01 Representations and Warranties of the Company. The Company represents and warrants to Purchaser that:

                 (a) The Company is a corporation duly organized and existing and in good standing under the laws of its state of incorporation and is qualified or licensed to do business in all other countries, states, and jurisdictions the laws of which require it to be so qualified or licensed. The Company has no Subsidiaries or debt or equity investment in any Person except as set forth on Schedule
         4.15 to the Note Agreement. No Person has any rights, whether granted by the Company or any other Person, to acquire any portion of the equity interest of the Company or the assets of the Company except as set forth on Schedule 4.15 to the Note Agreement.

                 (b) The Company has, and at all times that this Agreement is in force will have, the right and power, and is duly authorized, to enter into, execute, deliver, and perform this Agreement and the Shareholder Agreement, and the officers of Company executing and delivering this Agreement and the Shareholder Agreement are duly authorized to do so. This Agreement and the Shareholder Agreement have been duly and validly executed, issued and delivered and constitute the legal, valid and binding obligations of Company, enforceable in accordance with their respective terms.

                 (c) The execution, delivery and performance of this Agreement and the Shareholder Agreement will not, by the lapse of time, the giving of notice, or otherwise, constitute a violation of any applicable provision contained in the charter, bylaws, or organizational documents of the Company or contained in any agreement, instrument, or document to which the Company is a party or is bound.

                 (d) As of the Closing Date, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which 3,041,880 shares are issued and outstanding and owned of record by the persons designated on Schedule I attached hereto, (ii) 4,000,000 shares of Series B common stock, no par value per share, of which -0- shares are issued and outstanding, and (iii) 1,000,000 shares of preferred stock, $.001 par value per share, of which -0-shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold, and delivered by Company free from preemptive rights, rights of first refusal, or similar rights and in compliance with applicable federal and state securities laws. Except pursuant to this Agreement and except for the Permitted Stock, the Company is not obligated to issue or sell any Capital Stock, and, except for this Agreement and the Shareholder Agreement, neither the Company nor the Shareholder is party to, or otherwise bound by, any agreement affecting the voting of any Capital Stock. Except for the Shareholder Agreement, the Convertible Note Agreement, existing warrant agreements, and underwriter warrant agreements previously issued, the Company is not, nor will it be, a party to, or otherwise bound by, any agreement obligating it to register any of its Capital Stock.

                 (e) The Shares have been duly and validly authorized and, when issued in accordance with the terms of this Agreement will be validly issued, fully paid, and nonassessable and free of preemptive rights, rights of first refusal, or similar rights.

                 (f) The Company has good, indefeasible, merchantable, and marketable title to, and ownership of, all of its assets free and clear of all liens, pledges, security interests, claims, or other encumbrances except those in favor of (i) the Purchaser pursuant to the Note Agreement or (ii) the Senior Lender pursuant to the Senior Loan Documents.

                 (g) The Company has the exclusive right to use all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names, and copyrights used in or necessary or desirable to its business as presently, or presently proposed to be, conducted (the "Intellectual Property"), and the use by the Company of the Intellectual Property does not infringe the rights of any other Person. No other Person is infringing the rights of the Company in any of the Intellectual Property. The Company owes no royalties, honoraria, or fees to any Person by reason of its use of any of Intellectual Property.

                 (h) There is not now, and at no time during the term of this Agreement or the Shareholder Agreement will there be, any agreement, arrangement, or understanding involving the Company or any shareholder of the Company, other than this Agreement, the Shareholder Agreement, and the documents contemplated hereby and thereby, modifying, restricting, or in any way affecting the rights of any security holder to vote securities of the Company.

                 (i) Each of the representations and warranties made by the Company pursuant to the Note Agreement and the Shareholder Agreement is true and correct.

                 (j) None of the documents, instruments, or other information furnished to the Purchaser by the Company, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statements made therein not misleading. No representation, warranty, or statement made by the Company in this Agreement, the Note Agreement, the Shareholder Agreement or in any document, certificate, exhibit or schedule attached hereto or thereto or delivered in connection herewith or therewith, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make any statements made herein or therein not misleading. There is no fact that materially and adversely affects the condition (financial or otherwise), results of operations, business, properties, or prospects of the Company or any of its Subsidiaries that has not been disclosed in the documents provided to Purchaser.

                 (k) The Company has filed with the Commission all proxy statements and periodic reports required to be filed by it under the Exchange Act (collectively, the "SEC Reports"). The Company has furnished or made available to the Purchaser copies of the SEC Reports, each as filed with the Commission. Each SEC Report was in compliance in all respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and did not on the date of its filing (and the SEC Reports as a whole will not on the Closing Date, except as otherwise disclosed to the Purchaser in writing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.02 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company:

                 (a) It is a limited partnership duly organized and existing and in good standing under the laws of the state of its organization.

                 (b) It has the right and power and is duly authorized to enter into, execute, deliver, and perform this Agreement and the Shareholder Agreement, and its partners, officers or agents executing and delivering this Agreement and the Shareholder Agreement are duly authorized to do so. This Agreement and the Shareholder Agreement have been duly and validly executed, issued, and delivered and constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

                 (c) It (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act; and (ii) has such knowledge, skill, and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for Purchaser.

                 (d) Except as otherwise contemplated by this Agreement and the Shareholder Agreement, Purchaser is acquiring the Shares for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

                 (e) It agrees that the certificates representing the Shares will bear the legends referenced in this Agreement, and the Shares, will not be offered, sold, or transferred in the absence of registration or exemption under applicable securities laws.


                                 ARTICLE IV
                                  COVENANTS

         The Company covenants and agrees as follows:

         4.01 Financial Statements. The Company will keep books of account and prepare financial statements and will cause to be furnished to Purchaser or other Holder (all of the foregoing and following to be kept and prepared in accordance with United States generally accepted accounting principles applied on a consistent basis):

                 (a)      As soon as available, and in any event within ninety
         (90) days after the end of each fiscal year of the Company (unless the Company has requested an extension from the Commission regarding the date of filing of the Company's Form 10-K, in which case the ninety
         (90) day period referenced above shall instead be one hundred-five
         (105) days), beginning with the fiscal year ending December 31, 1998,
         (i) a copy of the financial statements of the Company for such fiscal year containing a balance sheet, statement of income, statement of stockholders' equity, and statement of cash flow as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited by Grant Thornton, LLP or any "Big Four" firm of independent certified public accountants (or any other firm of independent certified public accountants of recognized national standing selected by the Company and consented to by the Holders to the effect that such financial statements have been prepared in accordance with GAAP; (ii) a letter from such independent certified public accountants confirming the calculations set forth in the officers' certificate delivered simultaneously therewith in accordance with Section 4.01(g); and (iii) the Company's unaudited comparison of the actual results during such fiscal year to those originally budgeted by the Company prior to the beginning of such fiscal year, along with management's discussion and analysis of variances, as well as, variances between actual results for such fiscal year and actual results for the previous fiscal year. The annual audit report required hereby shall not be qualified on the basis that the Company is not a going concern or otherwise qualified or limited because of restricted or limited examination by the accountant of any material portion of any of the records of the Company.

                 (b)      As soon as available, and in any event within thirty
         (30) days after the end of each calendar month, a copy of an unaudited financial report of the Company as of the end of such calendar month and for the portion of the fiscal year then ended, containing balance sheets, statements of income, and statements of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, along with management's discussion and analysis all in reasonable detail, including, without limitation, a comparison of the actual results for such period to those originally budgeted by the Company prior to the beginning of such fiscal period and for the fiscal year to date.

                 (c) Simultaneously with the delivery of financial information pursuant to Section 4.01(b) in respect of any month which is the last month of any fiscal quarter, management's discussion and analysis of variances between the results for the portion of the current fiscal year ended on the last day of such fiscal quarter and the corresponding period of the preceding fiscal year.

                 (d) As soon as available, and in any event within 60 days after the Closing Date, an unaudited balance sheet of the Company, dated as of the Closing Date, which gives effect to the issuance of the Senior Subordinated Note and the Securities Documents, and the financing transactions contemplated by the Senior Loan Agreement as if all commitments therein available to the Company as of the Closing Date were fully utilized, certified by the Chief Executive Officer and the Vice President of Finance of the Company as fairly presenting the Company's financial position.

                 (e) On or before thirty (30) days prior to the beginning of each fiscal year of the Company, an annual budget or business plan for such fiscal year, including a projected consolidated and consolidating balance sheet, income statement, and cash flow statement for such year, and, promptly during each fiscal year, all revisions thereto approved by the Board of Directors of the Company.

                 (f) as soon as available, copies of all final reports or letters submitted to the Company by its independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including, without limitation, any management report, and the Company agrees to obtain such a report in connection with each of the annual audits.

                 (g) Concurrently with the delivery of each of the financial statements referred to in Section 4.01(a)and Section 4.01(b), a certificate of an authorized officer of the Company in the form of the officer's certificate attached to the Note Agreement as Exhibit C (i) stating that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to year-end audit adjustments, for the annual certificates) the financial condition and results of operations of the Company at the date and for the period indicated therein, (ii) containing summaries of accounts payable (including a list of any payables that are more than thirty (30) days past due), accounts receivable agings, and inventory, (iii) (A) containing a schedule of the outstanding Indebtedness for borrowed money of the Company describing in reasonable detail each such debt issue or loan outstanding, the name, address and telephone/fax numbers of each of the holders or lenders, as the case may be, of such debt issue or loan outstanding, the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan outstanding and (B) making a statement in respect each thereof similar to statement required in clause (g)(i) above.

                 (h) As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by the Company to its stockholders in their capacity as stockholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by the Company with any securities exchange or the Commission or any successor agency, (iii) any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which the Company is a party, (iv) copies of all press releases and other statements made available generally by the Company to the public generally concerning material developments in the Company's business, and (v) a copy of all correspondence and reports sent by the Company to the Senior Lender (except for ordinary loan administration reporting pertaining any assets that serve as collateral for the Senior Loans and accounts payable, unless otherwise requested by the Holders).

                 (i) Promptly, such additional information concerning the Company as any Holder may request, including, without limitation, auditor management reports and audit "waive" lists.

         4.02 Laws. The Company will comply with all applicable statutes, regulations, and orders of the United States, domestic and foreign states, and municipalities, agencies, and instrumentalities of the foregoing applicable to the Company.

         4.03 Inspection. The Company will permit any representative designated by the Holders to (a) visit and inspect any of the properties of the properties of the Company; (b) examine the corporate and financial records of the Company and make copies thereof or extracts therefrom; and (c) discuss the affairs, finances, and accounts of the Company with the directors, officers, key employees, and independent accountants of the Company.

         4.04 Certain Actions. Without the prior written consent of the Holders, which consent may be withheld in the sole discretion of the Holders, the Company will not:

                 (a) permit to occur any amendment, alteration, or modification of its Articles of Incorporation, Bylaws or other charter or organizational documents of the Company, as constituted on the date of this Agreement, the effect of which, in the sole judgment of the Holders, would be to alter, impair, or affect adversely, either the rights and benefits of the Holders or the duties and obligations of Company under this Agreement or the Shareholder Agreement;

                 (b) declare or make any dividends or distributions of its cash, stock, property or assets or redeem, retire, purchase or otherwise acquire, directly or indirectly, any of the Capital Stock or capital stock or securities of any Affiliate of the Company, or any securities convertible or exchangeable into Capital Stock or capital stock or securities of any Affiliate of the Company, except (i) pursuant to this Agreement or the Shareholder Agreement or (ii) to the extent permitted pursuant to Section 7.4 of the Note Agreement;

                 (c) effect any sale, lease, assignment, transfer, or other conveyance of any portion of the assets or operations or the revenue or income generating capacity of the Company (other than inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the business of the Company) or to take any such action that has the effect of any of the foregoing;

                 (d) issue or sell, or otherwise dispose of any Capital Stock or Capital Stock of any Subsidiary (except for Permitted Stock or pursuant to this Agreement, the Shareholder Agreement or the Convertible Note Agreement), or dissolve or liquidate, or effect any consolidation or merger involving the Company or any Subsidiary or any reclassification, corporate reorganization, stock split or reverse stock split, or other change of any class of Capital Stock;

                 (e) enter into any business that the Company is not conducting on the date of this Agreement or acquire any substantial business operation or assets (through a stock or asset purchase or otherwise);

                 (f) except for the issuance of Permitted Stock, enter into any transaction or transactions with any director, officer, employee, or shareholder of the Company, or any Affiliate or relative of the foregoing except upon terms that, in the opinion of the Holders, are fair and reasonable and that are, in any event, at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder, or Affiliate of the Company or any Affiliate or related party of the foregoing, or advance any monies to any such Persons, except for travel advances in the ordinary course of business;

                 (g) increase the amount of benefits payable under any benefit plan in the aggregate, or increase beyond the amounts permitted pursuant to the Note Agreement, the aggregate amount of salary and any other direct and indirect remuneration (including, but not limited to, employee benefits, professional, management, and consulting fees and expenses, and bonuses under any plans) paid or accrued by the Company during any fiscal year to or for the direct or indirect benefit of any of its officers, directors, Affiliates or security holders;

                 (h) except for Permitted Acquisitions, acquire any debt or equity interest in any Person or establish or acquire a Subsidiary or make any additional capital contribution or purchase any additional equity in any Subsidiary or make any advances or loans to any Subsidiary or transfer any technology or assets to any Subsidiary;

                 (i) modify, amend, terminate or waive any provision of the Employment Agreements; or

                 (j) obligate itself or otherwise agree to take, permit or enter into any of the events described in subsections (a) through (i) above.

         4.05 Records. The Company and each of its Subsidiaries will keep books and records of account in which full, true, and correct entries will be made of all dealings and transactions in relation to its business and affairs in accordance with GAAP.

         4.06 Accountants. The Company will retain independent public accountants who will audit the consolidated financial statements of the Company at the end of each fiscal year, and in the event that the services of the independent public accountants so selected, or any firm of independent public accounts hereafter employed by Company, are terminated, the Company will promptly thereafter notify each Holder and upon the Holders' request, the Company will request the firm of independent public accountants whose services are terminated to deliver (without liability for such firm) to each Holder a letter of such firm setting forth the reasons for the termination of their services and in its notice to each Holder the Company will state whether the change of accountants was recommended or approved by the board of directors of the Company or any committee thereof.

         4.07 Existence. The Company will maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use Intellectual Property.

         4.08    Notice.

                 (a) In the event of (i) any setting by the Company of a record date with respect to the holders of any class of Capital Stock for the purpose of determining which of such holders are entitled to dividends, repurchases of securities or other distributions, or any right to subscribe for, purchase or otherwise acquire any shares of Capital Stock or other property or to receive any other right; or (ii) any capital reorganization of the Company, or reclassification or recapitalization of the Capital Stock or any transfer of all or a majority of the assets, business, or revenue or income generating capacity of the Company, or consolidation, merger, share exchange, reorganization, or similar transaction involving the Company; or (iii) any voluntary or involuntary dissolution, liquidation, or winding up of the Company; or (iv) any proposed issue or grant by the Company of any Capital Stock, or any right or option to subscribe for, purchase, or otherwise acquire any Capital Stock, then, in each such event, the Company will deliver or cause to be delivered to the Holders a notice specifying, as the case may be, (A) the date on which any such record is to be set for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right; (B) the date as of which the holders of record will be entitled to vote on any reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding-up; (C) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding-up is to take place and the time, if any is to be fixed, as of which the holders of record of any class of Capital Stock will be entitled to exchange their shares of Capital Stock for securities or other property deliverable upon such event;
         (D) the amount and character of any Capital Stock, property, or rights proposed to be issued or granted, the consideration to be received therefor, and, in the case of rights or options, the exercise price thereof, and the date of such proposed issue or grant and the Persons or class of Persons to whom such proposed issue or grant will be offered or made; and (E) such other information as the Holders may reasonably request. Any such notice will be deposited in the United States mail, postage prepaid, at least thirty (30) days prior to the date therein specified.

                 (b)      If there is any adjustment as provided above in
         Article II, or if any Other Securities become issuable in lieu of the Shares, the Company will immediately cause written notice thereof to be sent to each Holder, which notice will be accompanied by a certificate of the Vice President of Finance of the Company setting forth in reasonable detail the basis for the Holders' becoming entitled to receive such Other Securities, the facts requiring any such adjustment in the number of shares receivable after such adjustment, or the kind and amount of any Other Securities that are issuable in respect of the Shares, as the case may be. At the request of any Holder and upon surrender of any certificate or certificates representing its Shares, the Company will reissue one or more new certificates to such Holder conforming to such adjustments.

         4.09 Taxes. The Company will file all required tax returns, reports, and requests for refunds on a timely basis and will pay on a timely basis all taxes imposed on either of it or upon any of its assets, income, or franchises.

         4.10 Maintenance of Quotation. The Company covenants and agrees that so long as any Shares are held by any Holder, the Company will cause the Common Stock to continue to be quoted on the NASDAQ Stock Market, Inc., or listed for trading on either the New York Stock Exchange or the American Stock Exchange (unless the Company's Common Stock fails to be so quoted or listed solely as a result of the increase by any such exchange of the minimum market capitalization requirements applicable to its listed companies).

         4.11 Board of Directors. The Company will deliver to Purchaser and the Holders Representative (i) a certified copy of all materials distributed at or prior to all meetings of the Company's board of directors, certified as true and accurate by the Secretary of the Company, promptly following each such meeting and (ii) a certified copy of the minutes of each of the meetings of the Company's board of directors, certified as true and accurate by the secretary of the Company, as soon as available but in any event promptly following the end of the next subsequent regular meeting of the Company's board of directors. The Company (a) will permit Purchaser, at all times during which (i) RSTW is a Holder of all or any portion of the Senior Subordinated Note or the RSTW Common Stock or any stock, warrants or other equity interest in the Company issued to it or received by it upon exercise, conversion or exchange thereof or as a dividend or other distribution with respect thereto, to designate, by written notice, one Person to serve as a member of the Company's board of directors and
(ii) RSTW is not a Holder of all or any portion of the Senior Subordinated Note or the RSTW Common Stock or any stock, warrants or other equity interest in the Company issued to it or received by it upon exercise, conversion or exchange thereof or as a dividend or other distribution with respect thereto, to designate, by written notice, one Person to serve as a member of the Company's board of directors (but only if Purchaser then owns, directly or indirectly, five percent (5%) or more of the fully diluted capital stock of the Company) and (b) will permit the Majority Holders (as defined in the Note Agreement), at all times during which all or any part of the Senior Subordinated Note remains outstanding, to designate one Person in addition to the Person designated by Purchaser under the immediately preceding clause (a) to attend and observe all meetings of the Company's board of directors. The Company will (a) provide such designee or designees, as the case may be, notice of all such meetings not less than seven calendar days in advance, except that (x) if longer advance notice is given to the members of the board of directors, the same advance notice will be given to such designee or designees, as the case may be, and
(ii) if exceptional circumstances arise which make it prudent for a special meeting of the board of directors to be called on less than seven calendar days' notice, then such meeting may be called with such notice as may be reasonable at the time and the same advance notice given to the members of the board of directors will be given to such designee or designees, as the case may be, and (b) provide to such designee or designees, as the case may be, a copy of all materials distributed at such meetings. Such meetings shall be held in person at least quarterly, and may be called at any time on two occasions per calendar year on seven calendar days' actual notice to the Company by the Person designated to serve as a member of the Company's board of directors by Purchaser (unless no such Person has been designated to serve as a member of the Company's board of directors by Purchaser, in which case any Person designated to serve as an observer of the Company's board of directors by the Majority Holders shall be permitted to call such meetings). The Purchaser may change its designee by written notice to the Company. The Company shall reimburse each such observer for all reasonable expenses incurred in traveling to and from such meetings and attending such meetings.

         4.12 Employment Agreements. The Company will maintain the Employment Agreements in full force and effect, and diligently enforce the Employment Agreements against any parties thereto who violate or attempt to violate such Employment Agreements.


                                  ARTICLE V
                                 CONDITIONS

         The obligations of Purchaser to effect the transactions contemplated by this Agreement are subject to the following conditions precedent:

         5.01 Opinion. Purchaser will have received favorable opinions, dated the Closing Date, from Robertson & Williams, Inc., counsel for the Company covering matters raised by the Note Agreement, this Agreement, the Shareholder Agreement and such other matters as Purchaser or its counsel may request, and otherwise in form and substance satisfactory to Purchaser and its counsel.

         5.02 Note Agreement Conditions. All of the conditions precedent to the obligations of Purchaser under the Note Agreement will have been satisfied in full.

         5.03 Material Change. There will have occurred no material adverse change in the business, prospects, results, operations, or condition, financial or otherwise, of the Company.

         5.04 Shareholder Agreement. The Company and certain shareholders of the Company will have entered into the Shareholder Agreement with Purchaser.

         5.05 Representations and Agreements. Each representation and warranty of the Company set forth in this Agreement will be true and correct when made and as of the Closing Date, and the Company will have fully performed all their covenants and agreements set forth in this Agreement.

         5.06 Proceedings; Consents. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation of this Agreement, will be satisfactory in form and substance to Purchaser and their counsel, and Purchaser and their counsel will have received certificates of compliance and copies (executed or certified as may be appropriate) of all documents, instruments, and agreements that Purchaser or such counsel may request in connection with the consummation of such transactions. All consents of any Person necessary to the consummation of the transactions contemplated by this Agreement and the Shareholder Agreement will have been received, be in full force and effect, and not be subject to any onerous condition.

         5.07 Closing Fee. The Company shall have paid to Purchaser a closing fee of $100,000 (2.0% of the purchase price for the Shares), in immediately available funds, which fee shall be deemed fully earned and nonrefundable on the Closing Date. Purchaser may, at its option, deduct the amount of the closing fee from the purchase price for the Shares.

                                 ARTICLE VI
                                MISCELLANEOUS

         6.01 Indemnification. In addition to any other rights or remedies to which Purchaser and the Holders may be entitled, the Company agrees to and will indemnify and hold harmless Purchaser, the Holders, and their Affiliates and their respective successors, assigns, officers, directors, employees, attorneys, and agents (individually and collectively, an "Indemnified Party") from and against any and all losses, claims, obligations, liabilities, deficiencies, diminutions in value, penalties, causes of action, damages, costs, and expenses (including, without limitation, costs of investigation and defense, attorneys' fees, and expenses), including, without limitation, those arising out of the sole or contributory negligence of any Indemnified Party, that the Indemnified Party may suffer, incur, or be responsible for, arising or resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of the Company under this Agreement, the Shareholder Agreement, or under any other agreement to which the Company is a party in connection with this transaction, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Purchaser or the Holders under this Agreement.

         6.02 Default. It is agreed that a violation by any party of the terms of this Agreement cannot be adequately measured or compensated in money damages, and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the nondefaulting party. It is, therefore, agreed that in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the nondefaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach or threatened breach or to refrain from a continuation of any actual breach.

         6.03 Integration. This Agreement and the Shareholder Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements. This Agreement may not be amended or supplemented except by a writing signed by Company and each Holder.

         6.04 Headings. The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement. References in this Agreement to Sections and Articles are references to the Sections and Articles of this Agreement unless otherwise specified.

         6.05 Severability. The parties to this Agreement expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

         6.06 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect will mean the date) five
(5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

         If to Purchaser, at:              RSTW Partners III, L.P.
                                           5847 San Felipe, Suite 4350
                                           Houston, Texas  77057
                                           Attention:  James P. Wilson
                                           Fax:  (713) 783-9750

         with courtesy copies to:          Patton Boggs LLP
                                           2200 Ross Avenue
                                           Suite 900
                                           Dallas, Texas  75201
                                           Attn:  R. Jeffery Cole, Esq.
                                           Fax:  (214) 871-2688

         If to the Company, at             13401 Railway Drive
                                           Oklahoma City, Oklahoma  73114
                                           Attn:  Donald E. Smith
                                           Randall J. Wood, Esq.
                                           Fax:  (405) 752-8852

         with courtesy copies to:          Robertson & Williams
                                           3033 N.W. 63rd Street, Suite 160
                                           Oklahoma City, Oklahoma  73116
                                           Attn:  Mark Robertson, Esq.
                                           Fax:  (405) 843-6707


or to such other address as each party may designate for itself by like notice. Notice to any Holder other than Purchaser will be delivered as set forth above to the address shown on the stock transfer books of the Company unless such Holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement. Failure or delay in delivering courtesy copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication. No notice, demand, request, consent, approval, declaration or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

         6.07 Successors. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         6.08 Remedies. The failure of any party to enforce any right or remedy under this Agreement, or promptly to enforce any such right or remedy, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

         6.09 Survival. All warranties, representations, and covenants made by any party in this Agreement or in any certificate or other instrument delivered by such party or on its behalf under this Agreement will be considered to have been relied upon by the party to which it is delivered and will survive the Closing Date, regardless of any investigation made by such party or on its behalf. All statements in any such certificate or other instrument will constitute warranties and representations under this Agreement.

         6.10 Fees. Any and all fees, costs, and expenses, of whatever kind and nature, including attorneys' fees and expenses, incurred by the Holders in connection with the defense or prosecution of any actions or proceedings arising out of or in connection with this Agreement will be borne and paid by the Company within ten (10) days of demand by the Holders.

         6.11 Counterparts. This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

         6.12 Other Business. It is understood and accepted that Purchaser, the Holders, and their Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future business activities of such parties whether or not such activities are competitive with those of the Company. The Company and the Shareholder agree that all business opportunities in any field substantially related to the business of the Company will be pursued exclusively through the Company.

         6.13 CHOICE OF LAW. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED, AND ACCEPTED BY THE PARTIES IN THE STATE OF TEXAS WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF TEXAS, AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY

OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

         6.14 Duties Among Holders. Each Holder agrees that no other Holder will by virtue of this Agreement be under any fiduciary or other duty to give or withhold any consent or approval under this Agreement or to take any other action or omit to take any action under this Agreement, and that each other Holder may act or refrain from acting under this Agreement as such other Holder may, in its discretion, elect.


              [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                               COMPANY:

                               AVALON COMMUNITY SERVICES, INC.

                               By: /s/ DONALD E. SMITH
                                  -------------------------------------
                               Name:   Donald E. Smith
                               Title:  Chief Executive Officer


                               PURCHASER:

                               RSTW PARTNERS III, L.P.

                               By:    RSTW Management, L.P.,
                                      its general partner

                                      By:  Rice Mezzanine Corporation,
                                           its general partner

                                           By: /s/ PHILIP A. DAVIDSON
                                              -------------------------
                                           Name:   Philip A. Davidson
                                           Title:

                               Number of Shares:  1,622,448
                               Purchase Price: $5,000,000

                               SCHEDULES OMITTED